Filed Pursuant to Rule 433

Registration No. 333-156118

Subject to Completion

Preliminary Term Sheet dated November 23, 2010

The terms of the Notes are as specified in this term sheet and in the documents indicated herein under “Additional Note Terms”. Investing in the Notes involves a number of risks. There are important differences between the Notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page P-4 of product supplement ARN-3. The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting in its capacity as a principal in selling the Notes to investors.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this term sheet or the Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(1)	$0.20	$
Proceeds, before expenses, to SEK	$9.80	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.80 per unit and $0.00 per unit, respectively.

*Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in December 2010 or January 2011, the settlement date may occur in December 2010 or January 2011 and the maturity date may occur in February or March 2012. Any reference in this term sheet to the month in which the Pricing Date, settlement date or maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.
December , 2010

Units

Accelerated Return Notes®

Linked to the MSCI EAFE Index®,

due February , 2012

$10 principal amount per unit

Pricing Supplement/Term Sheet No. 169

Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) Expected Pricing Date* December , 2010

Settlement Date* December , 2010

Maturity Date* February , 2012

CUSIP No.

Accelerated Return Notes®

3-to-1upside exposure to increases in the level of the MSCI EAFE Index®, subject to a cap of 13% to 17%

1-to-1 downside exposure, with no downside limit

A maturity of approximately 14 month

Payment at maturity is subject to the credit risk of SEK

No periodic interest payments

No listing on any securities exchange

Summary

The Accelerated Return Notes® Linked to the MSCI EAFE Index® Due February     , 2012 (the “Notes”) are senior, unsecured debt securities of Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation). The Notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (“FDIC”) or secured by collateral. The Notes will rank equally with all of SEK’s other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of SEK. The Notes provide a leveraged return for investors, subject to a cap, if the level of the MSCI EAFE Index® (the “Index”) increases moderately from the Starting Value of the Index, determined on the Pricing Date, to the Ending Value of the Index, determined on the Calculation Days shortly prior to the maturity date of the Notes. Investors must be willing to forgo interest payments on the Notes and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price of the Notes.

Capitalized terms used but not defined in this term sheet have the meaning set forth in product supplement ARN-3. References in this term sheet to “SEK”, “we”, “us”, and “our” are to Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation), and references to “Merrill Lynch” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Terms of the Notes

Issuer:	Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation)
Original Offering Price:	$10 per unit
Term:	Approximately 14 months
Market Measure:	MSCI EAFE Index® (Bloomberg symbol “MXEA”)
Starting Value:

The closing level of the Index on the Pricing Date. The Starting Value will be determined on the Pricing Date and will be set forth in the final term sheet made available in connection with sales of the Notes.

Ending Value:

The average of the closing levels of the Index on each scheduled Calculation Day during the Calculation Period. If it is determined that a scheduled Calculation Day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled Calculation Day, the Ending Value will be determined as more fully described on page P-11 of product supplement ARN-3.

Capped Value:

$11.30 to $11.70 per unit of the Notes, which represents a return of 13% to 17% over the $10 Original Offering Price. The actual Capped Value of the Notes will be determined on the Pricing Date and will be set forth in the final term sheet made available in connection with sales of the Notes.

Calculation Period:	Five scheduled Calculation Days shortly before the maturity date, determined as of the Pricing Date and set forth in the final term sheet made available in connection with sales of the Notes.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Determining Payment at Maturity for the Notes

Accelerated Return Notes®	TS-2

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the Notes, assuming a Capped Value of $11.50 (a 15% return), the midpoint of the range of $11.30 and $11.70. The green line reflects the hypothetical returns on the Notes, while the gray line reflects the hypothetical returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, Capped Value and the term of your investment.

Hypothetical Payments at Maturity

Set forth below are three examples of payment at maturity calculations (rounded to two decimal places), assuming a hypothetical Starting Value of 1,630.10, the closing level of the Index on November 15, 2010, and a hypothetical Capped Value of $11.50, the midpoint of the range of $11.30 and $11.70.

Example 1—The hypothetical Ending Value is equal to 80% of the hypothetical Starting Value:

Hypothetical Starting Value:	1,630.10
Hypothetical Ending Value:	1,304.08

$10 ×	(1,304.08)	= $8.00
1,630.10

Hypothetical payment at maturity (per unit) = $8.00

Example 2—The hypothetical Ending Value is equal to 102% of the hypothetical Starting Value:

Hypothetical Starting Value:	1,630.10
Hypothetical Ending Value:	1,662.70

$10 +	($10 × 3 ×	(1,662.70 - 1,630.10))	= $10.60
1,630.10

Hypothetical payment at maturity (per unit) = $10.60

Example 3—The hypothetical Ending Value is equal to 150% of the hypothetical Starting Value:

Hypothetical Starting Value:	1,630.10
Hypothetical Ending Value:	2,445.15

$10 +	($10 × 3 ×	(2,445.15 - 1,630.10))	= $25.00
1,630.10

Hypothetical payment at maturity (per unit) = $11.50        (Payment at maturity (per unit) cannot be greater than the Capped Value)

Accelerated Return Notes®	TS-3

The following table illustrates, for the hypothetical Starting Value of 1,630.10 (the closing level of the Index on November 15, 2010) and a range of hypothetical Ending Values of the Index:

▪	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;
▪	the hypothetical total amount payable on the maturity date per unit (rounded to two decimal places); and
▪	the hypothetical total rate of return to holders of the Notes.

The table below assumes a Capped Value of $11.50, the midpoint of the range of $11.30 and $11.70.

Hypothetical Ending Value(1)	Percentage change from the hypothetical Starting Value to the hypothetical Ending Value	Hypothetical total amount payable on the maturity date per unit	Hypothetical total rate of return on the Notes
815.05	-50.00%	$5.00	-50.00%
978.06	-40.00%	$6.00	-40.00%
1,141.07	-30.00%	$7.00	-30.00%
1,304.08	-20.00%	$8.00	-20.00%
1,467.09	-10.00%	$9.00	-10.00%
1,499.69	-8.00%	$9.20	-8.00%
1,532.29	-6.00%	$9.40	-6.00%
1,564.90	-4.00%	$9.60	-4.00%
1,597.50	-2.00%	$9.80	-2.00%
1,630.10(2)	0.00%	$10.00	0.00%
1,662.70	2.00%	$10.60	6.00%
1,695.30	4.00%	$11.20	12.00%
1,727.91	6.00%	$11.50(3)	15.00%
1,760.51	8.00%	$11.50	15.00%
1,793.11	10.00%	$11.50	15.00%
1,956.12	20.00%	$11.50	15.00%
2,119.13	30.00%	$11.50	15.00%
2,282.14	40.00%	$11.50	15.00%
2,445.15	50.00%	$11.50	15.00%

(1)	The Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

(2)	This is the hypothetical Starting Value, the closing level of the Index on November 15, 2010. The actual Starting Value will be determined on the Pricing Date and will be set forth in the final term sheet made available in connection with sales of the Notes.

(3)	The total amount payable on the maturity date per unit cannot exceed the hypothetical Capped Value of $11.50 (the midpoint of the range of $11.30 and $11.70). The actual Capped Value will be determined on the Pricing Date and will be set forth in the final term sheet made available in connection with sales of the Notes.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value and the term of your investment.

Accelerated Return Notes®	TS-4

Risk Factors

There are important differences between the Notes and a conventional debt security. An investment in the Notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” section beginning on page P-4 of the product supplement and the “Risks Associated with Foreign Currency Notes and Indexed Notes” section beginning on page S-4 of the prospectus supplement identified below under “Additional Note Terms”, as well as the explanation of certain risks related to SEK contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, which was filed with the SEC on April 1, 2010 and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

▪	Your investment may result in a loss.

▪	Your yield may be lower than the yield on other debt securities of comparable maturity.

▪	Your return is limited and may not reflect the return on a direct investment in the stocks included in the Index.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪	You will not have the right to receive cash dividends or exercise ownership rights with respect to the stocks included in the Index.

▪	Your return may be affected by factors affecting international securities markets.

▪	Exchange rate movements may impact the value of the Notes.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the Notes while providing Merrill Lynch with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date. Merrill Lynch is not obligated to make a market for, or to repurchase, the Notes.

▪	The publisher of the Index may adjust the Index in a way that affects its level, and such publisher has no obligation to consider your interests.

▪	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

▪	Payments on the Notes are subject to SEK’s credit risk, and changes to SEK’s credit ratings are expected to affect the value of the Notes.

▪	Purchases and sales by Merrill Lynch and its affiliates may affect your return.

▪	Merrill Lynch or its affiliates may do business with underlying companies.

▪

Tax consequences are uncertain. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of product supplement ARN-3.

In addition to these risk factors, it is important to bear in mind that the Notes are senior debt securities of SEK and are not guaranteed or insured by the FDIC or secured by collateral, nor are they obligations of, or guaranteed by, the Kingdom of Sweden. The Notes will rank equally with all of SEK’s unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of SEK.

Investor Considerations

You may wish to consider an investment in the Notes if:

▪	You anticipate that the level of the Index will increase moderately from the Starting Value to the Ending Value.

▪	You accept that your investment may result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the Notes will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that a trading market is not expected to develop for the Notes. You understand that secondary market prices for the Notes, if any, will be affected by various factors, including the actual and perceived creditworthiness of SEK.

▪	You are willing to make an investment, the payments on which depend on the creditworthiness of SEK, as the issuer of the Notes.

The Notes may not be appropriate investments for you if:

▪

You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the Notes to provide you with your desired return.

▪	You are seeking principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at a percentage that will be between 13% and 17% over the Original Offering Price.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

▪	You are not willing or are unable to assume the credit risk associated with SEK, as the issuer of the Notes.

Accelerated Return Notes®	TS-5

Other Terms of the Notes

The following definition supersedes and replaces the definition of “Market Measure Business Day” set forth in product supplement ARN-3:

A “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the NYSE), the Nasdaq Stock Market, the London Stock Exchange, the Frankfurt Stock Exchange, the Paris Bourse and the Tokyo Stock Exchange (or any successor to the foregoing exchanges) are open for trading and (2) the Market Measure or any successor thereto is calculated and published.

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In the original offering, the Notes will be sold in minimum investment amounts of 100 units.

If you place an order to purchase the Notes, you are consenting to Merrill Lynch acting as a principal in effecting the transaction for your account.

Merrill Lynch may use the Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes but is not obligated to engage in such secondary market transactions and/or market-making transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with the initial offering of the Notes. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence. Merrill Lynch may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices. Merrill Lynch will not receive an underwriting discount for the Notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

Agent for Service of Process in New York

Under the Indenture, we have irrevocably appointed Mr. David Dangoor, the honorary consul general of the Kingdom of Sweden in The City of New York as our authorized agent for service of process in any action based on the Notes or the Indenture brought against us in any U.S. state or federal court in The City of New York. The contact information for Mr. Dangoor is as follows:

David Dangoor

Honorary Consul General of Sweden

455 Park Avenue, 21st Floor

New York, New York 10022

Tel. No.: +1-212-888-3000

Accelerated Return Notes®	TS-6

The Index

All disclosures contained in this term sheet regarding the MSCI Indices, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. This information reflects the policies of MSCI, Inc. (“MSCI”), as stated in this publicly available information, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of MSCI discontinuing publication of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of the Market Measure” beginning on page P-14 of product supplement ARN-3. SEK, Merrill Lynch and their affiliates have not independently verified and make no representation as to the accuracy or completeness of such information. None of us, Merrill Lynch or the Calculation Agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The Index currently consists of companies from the following 22 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. As of November 15, 2010, the five largest country weights were: the United Kingdom (22.0%), Japan (21.0%), France (10.0%), Australia (8.5%) and Germany (8.2%) and the five largest sector weights were: Financials (24.5%), Industrials (12.3%), Materials (11.0%), Consumer Discretionary (10.5%) and Consumer Staples (10.2%).

The Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General – MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI recently enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

▪	defining the equity universe;

▪	determining the market investable equity universe for each market;

▪	determining market capitalization size segments for each market;

▪	applying index continuity rules for the MSCI Standard Index;

▪	creating style segments within each size segment within each market; and

▪	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

▪

Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

▪	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

▪

Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

▪

Equity Universe Minimum Free Float–Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float–adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

Accelerated Return Notes®	TS-7

▪

DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

▪

Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

▪

Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi-annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size–based indices:

▪	Investable Market Index (Large + Mid + Small);

▪	Standard Index (Large + Mid);

▪	Large Cap Index;

▪	Mid Cap Index; or

▪	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

▪	defining the market coverage target range for each size segment;

▪	determining the global minimum size range for each size segment;

▪	determining the market size-segment cutoffs and associated segment number of companies;

▪	assigning companies to the size segments; and

▪	applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i)	Semi–Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

▪	updating the indices on the basis of a fully refreshed equity universe;

▪	taking buffer rules into consideration for migration of securities across size and style segments; and

▪	updating FIFs and Number of Shares (“NOS”).

Accelerated Return Notes®	TS-8

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

▪	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

▪	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

▪	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)	Ongoing Event–Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

None of SEK, Merrill Lynch, the Calculation Agent, or any of their affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the Index. MSCI does not guarantee the accuracy or the completeness of the Index, or any data included in the Index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index, or the manner in which the Index is applied in determining the amount payable on the Notes at maturity.

The following graph sets forth the monthly historical performance of the Index in the period from January 2005 through October 2010. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On November 15, 2010, the closing level of the Index was 1,630.10.

Before investing in the Notes, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and the financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

SEK and MSCI have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to SEK, in exchange for a fee, for the right to use the Index in connection with the issuance and marketing of securities, including the Notes.

The license agreement between MSCI and SEK provides that the following language must be stated in this term sheet:

“THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY SEK. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS,

Accelerated Return Notes®	TS-9

SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF A NOTE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE FINANCIAL SECURITIES, OWNERS OF THE FINANCIAL SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The MSCI indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by SEK. The Notes are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to the Notes. No purchaser, seller or owner of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.”

Accelerated Return Notes®	TS-10

Summary Tax Consequences

You should consider the United States federal income tax consequences of an investment in the Notes, including the following:

▪

We intend to take the position that the Notes will be treated for U.S. federal income tax purposes as prepaid forward contracts to purchase the Index and, by purchasing a Note, you will be deemed to have agreed to that treatment.

▪

Under the treatment agreed to above, the gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder held the Note more than one year immediately before the disposition.

You should refer to the product supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

Certain U.S. Federal Income Taxation Considerations

Below is a summary of certain U.S. federal income tax considerations for U.S. investors (“U.S. Holders”) that are initial holders of the Notes and that hold the Notes as capital assets. The following summary is not complete and is qualified in its entirety by the discussions under the section entitled “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of the accompanying product supplement ARN-3, which you should carefully review prior to investing in the Notes.

General. We intend to take the position that the Notes will be treated for U.S. federal income tax purposes as prepaid forward contracts to purchase the Index and, by purchasing a Note, you will be deemed to have agreed to that treatment. The remainder of this discussion assumes that the Notes will be so treated. We also will take the position that at the time of issuance of your Note you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your Note to assure the fulfillment of your purchase obligation, which deposit will be non-interest bearing and will be unconditionally and irrevocably applied at the maturity date to satisfy that obligation at the maturity date. Although you will be obligated to treat the purchase price as a deposit for U.S. federal income tax purposes, the cash proceeds that we will receive from the offering will not be segregated by us during the term of your Note, but instead will be commingled with our other assets.

No statutory, administrative or judicial authority directly addresses the treatment of holders of Notes for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described in this discussion. A differing treatment from that assumed herein could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Sale, exchange or other taxable disposition of Notes. A U.S. holder’s initial tax basis in the Notes should be the price at which the U.S. holder purchased the Notes. Upon the sale, exchange or other disposition of Notes in a taxable disposition, a U.S. holder should generally recognize gain or loss equal to the difference between the proceeds received (including amounts received at maturity) and the U.S. holder’s adjusted tax basis in the Note. Under the treatment agreed to above, the gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder held the Note more than one year immediately before the disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Regulatory and Legislative Developments Related to Taxation of Prepaid Forward Contracts. On December 7, 2007, the IRS and U.S. Treasury Department issued a notice requesting public comments on a comprehensive set of tax policy issues raised by prepaid forward contracts, including several different approaches under which U.S. holders of prepaid forward contracts could be required to recognize ordinary income on a current basis, or could be treated as owning directly the assets subject to the prepaid forward contract. Although it is currently uncertain what future guidance will result from the notice, the notice leaves open the possibility that such guidance could have retroactive application. In addition, prospective investors are encouraged to consult their own tax advisors about the potential impact of several proposed legislative changes in the taxation of derivatives contracts, and the likelihood that any of the foregoing may take effect.

It is also possible that future regulations or other IRS guidance would require you to accrue income with respect to the Notes on a current basis at ordinary rates (as opposed to capital gains rates) in excess of any amounts paid currently or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of the accompanying product supplement ARN-3.

Accelerated Return Notes®	TS-11

Additional Note Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

The final terms of the Notes will be set forth in a final term sheet, which will be filed with the SEC as a pricing supplement pursuant to Rule 424 under the Securities Act of 1933 and made available to purchasers of the Notes. The documents listed below, together with such final term sheet, are collectively referred to herein as the “Note Prospectus.”

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement ARN-3, dated December 23, 2008:

http://www.sec.gov/Archives/edgar/data/352960/000119312508259302/d424b3.htm

▪	Prospectus and prospectus supplement, each dated December 15, 2008:

http://www.sec.gov/Archives/edgar/data/352960/000110465908076407/a08-30087_1f3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 352960.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you these documents or the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection: Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

Enhanced Income: These short- to medium-term market-linked notes offer you a way to enhance your income stream, either though variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access: Market Access notes may offer exposure to certain market sectors, asset classes and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market- Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

Enhanced Return: These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent corporation of Merrill Lynch.

Accelerated Return Notes®	TS-12